Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

December 2014 Performance Update

Equinox Frontier Funds Supplement Dated December 31, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	December 31, 2014 MTD	December 31, 2014 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	3.88%	29.84%	$113.09
Equinox Frontier Long/Short Commodity Fund-1a	-7.51%	9.05%	$101.12
Equinox Frontier Masters Fund-1	3.62%	26.98%	$116.61

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of December 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,420,406.61
Unrealized trading gain (loss)	(404,797.56)
Less: Commissions	(20,572.24)
Less: Trading Fee paid to Managing Owner	(40,262.67)
Interest income	18,186.50

Total Income	972,960.64
EXPENSES
Broker service fees	33,967.71
Incentive fees	202,094.61
Management fees	27,804.68

Total Expenses	263,867.00

Net Income (Loss)	$709,093.64

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	172,340.22381	$18,763,349.43	$108.87
Current month additions	2,388.24905	264,954.24
Current month redemptions	(5,003.34805)	(542,361.41)
Net income (loss) for current month		709,093.64	4.22

Net asset value, end of current month	169,725.12481	$19,195,035.90	$113.09

Monthly rate of return			3.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(689,556.96)
Unrealized trading gain (loss)	273,358.06
Less: Commissions	(16,639.96)
Less: Trading Fee paid to Managing Owner	(13,085.01)
Interest income	5,183.30

Total Income	(440,740.57)
EXPENSES
Broker service fees	11,040.36
Incentive fees	10,236.39
Management fees	11,772.42

Total Expenses	33,049.17

Net Income (Loss)	$(473,789.74)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	58,457.17413	$6,391,234.26	$109.33
Current month additions	0.00000	0.00
Current month redemptions	(1,327.05143)	(140,538.68)
Net income (loss) for current month		(473,789.74)	(8.21)

Net asset value, end of current month	57,130.12270	$5,776,905.84	$101.12

Monthly rate of return			-7.51%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$731,074.75
Unrealized trading gain (loss)	(148,048.13)
Less: Commissions	(7,950.55)
Less: Trading Fee paid to Managing Owner	(25,142.32)
Interest income	12,856.36

Total Income	562,790.11
EXPENSES
Broker service fees	21,212.59
Incentive fees	97,531.73
Management fees	30,055.10

Total Expenses	148,799.42

Net Income (Loss)	$413,990.69

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	105,065.63593	$11,823,185.89	$112.53
Current month additions	15.10412	1,685.30
Current month redemptions	(3,448.36839)	(387,951.52)
Net income (loss) for current month		413,990.69	4.08

Net asset value, end of current month	101,632.37166	$11,850,910.36	$116.61

Monthly rate of return			3.62%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$4,369,042.11
Unrealized trading gain (loss)	(1,171,524.64)
Less: Commissions	(63,978.67)
Less: Trading Fee paid to Managing Owner	(125,237.75)
Interest income	56,561.47

Total Income	3,064,862.52
EXPENSES
Trading fees	0.00
Broker service fees	41,714.58
Incentive fees	634,267.10
Management fees	86,486.35

Total Expenses	762,468.03

Net Income (Loss)	$2,302,394.49

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	503,201.31822	$57,963,592.86	$115.19
Current month additions	6,851.49853	768,584.24
Current month redemptions	(9,211.52872)	(1,026,961.05)
Net income (loss) for current month		2,302,394.50	4.62

Net asset value, end of current month	500,841.28803	$60,007,610.55	$119.81

Monthly rate of return			4.01%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(1,984,032.58)
Unrealized trading gain (loss)	790,043.60
Less: Commissions	(47,516.86)
Less: Trading Fee paid to Managing Owner	(24,435.79)
Interest income	14,851.38

Total Income	(1,251,090.25)
EXPENSES
Trading fees	0.00
Broker service fees	11,444.60
Incentive fees	28,954.22
Management fees	45,361.16

Total Expenses	85,759.98

Net Income (Loss)	$(1,336,850.23)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	142,335.11786	$18,288,589.64	$128.49
Current month additions	0.00000	0.00
Current month redemptions	(2,731.49901)	(334,819.93)
Net income (loss) for current month		(1,336,850.23)	(9.46)

Net asset value, end of current month	139,603.61885	$16,616,919.48	$119.03

Monthly rate of return			-7.36%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,527,249.06
Unrealized trading gain (loss)	(264,151.58)
Less: Commissions	(16,925.43)
Less: Trading Fee paid to Managing Owner	(53,952.83)
Interest income	27,590.55

Total Income	1,219,809.77
EXPENSES
Trading fees	0.00
Broker service fees	23,171.24
Incentive fees	211,158.92
Management fees	64,497.07

Total Expenses	298,827.23

Net Income (Loss)	$920,982.54

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	216,176.38626	$25,203,514.89	$116.59
Current month additions	2,067.43672	235,296.17
Current month redemptions	(5,711.19503)	(651,940.22)
Net income (loss) for current month		920,982.54	4.37

Net asset value, end of current month	212,532.62795	$25,707,853.37	$120.96

Monthly rate of return			3.75%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND